Exhibit 1.01

Eni SpA

Conflict Minerals Report

For The Year Ended December 31, 2018

Company overview and RCOI results

The Company overview, its Covered Products and the results of the RCOI performed by the Company on its supply chain of Necessary Conflict Minerals are described in Form SD. Based on the results of the RCOI, we decided to perform due diligence of the supply chain as provided by the Rule.

Due diligence framework

We acknowledge the due diligence framework as set forth in the internationally recognized Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas ("OECD Framework") of the Organization for Economic Cooperation and Development (OECD) and we are designing and implementing our due diligence measures accordingly.

Eni’s due diligence included the following five steps of the OECD framework:

•	Step 1: Establish company management systems;
•	Step 2: Identify and assess risks in the supply chain;
•	Step 3: Design and implement a strategy to respond to identified risks;
•	Step 4: Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain;
•	Step 5: Report on supply chain due diligence

Due Diligence Performed

Step 1: Establish company management systems

•	Conflict Minerals team

We have established a cross functional Conflict Minerals project team comprising executive level management with coordinators from the business units involved, to direct the overall efforts of the Conflict Minerals compliance program. The Company’s CFO (Chief Financial Officer) has sponsored this team and the compliance program has been approved by the Company’s executive management committees, which include the heads of Eni’s business units and central departments. Our only business segment involved in the program has also established a team responsible for conducting, supervising and coordinating all relevant activities at divisional level and reporting to the Group’s management team regarding the results of the activities performed. In addition, we have adopted internal, Group-level procedures and rules so as to raise awareness about our intention to establish a responsible supply chain and to establish Group guidelines on how to design and conduct due diligence on conflict minerals.

•	Conflict Minerals policy

We have established and we periodically update a policy with respect to the sourcing of minerals from the Covered Countries and published this Group policy on our external website at https://www.eni.com/en_IT/sustainability/operating-model/human-rights.page. In this policy we confirm our commitment to corporate sustainability and to respecting and promoting human rights in our operations and in the activities performed by our Business Partners. This policy is reviewed annually by our senior management team in charge of promoting the Conflict Minerals program.

•	Supplier engagement

Eni has in place guidelines, procedures and standard contractual terms & conditions that, among other things, require compliance with human rights framework as a prerequisite for qualification to do business with Eni and with the Eni Code of Ethics and Human Rights Guidelines as contractual obligations towards Eni. Our standard contractual terms and conditions regarding the supply of products that contain or may contain Necessary Conflict Minerals include clauses regarding conflict minerals and responsible sourcing. Our suppliers are required to maintain procedures reasonably designed to ensure that any Necessary Conflict Minerals sold to Eni are sourced in accordance with the principle of a responsible supply chain, and are required to promptly notify us in case of any breaches of this requirement. No such notifications have been received so far. We have increased efforts to explain to our suppliers the importance to Eni of their collaboration and commitment to our compliance program. All of our high-risk suppliers were advised on how to fill the RCOI questionnaire, which were returned to us substantially completed. We are engaging with our high-risk suppliers to promote tracing of their supply chain for the purpose of identifying the country of origin of our Necessary Conflict Minerals and the mines where they were sourced with the greatest level of specificity.

•	Grievance mechanism

Eni has in place a procedure for reporting any violation of our guidelines on the respect of human rights and/or other part of our compliance program via a whistle blowing mechanism whereby alleged violations can be reported to Eni via existing grievance channels for ethics or compliance violations via our external website at http://www.eni.com/portal-forms/tools/processSegnalazione.do?locale=en_IT.

Step 2 and Step 3: Identify, assess and design and implement a strategy to address risks in the supply chain

To identify, assess and respond to risks in the supply chain, we undertook the following measures:

•	We conducted a supply chain survey, which involved all of our high-risk suppliers as described in Form SD. This survey was based on the Electronics Industry Citizenship Coalition/Global e-Sustainability Initiative Conflict Minerals Reporting Template.

•	The responses received from our suppliers about the country of origin of the Necessary Conflict Minerals provided to us were reviewed to assess their reliability.

•	Our segment team subjected survey responses to additional due diligence measures when we had reason to believe that suppliers may have provided Necessary Conflict Minerals that originated from the Covered Countries and that were not from recycled or scrap sources. All of the surveyed suppliers provided us with information about all or part of the smelter or refiner (“SORs”) that were used in the supply chain. We have no reasons to believe that the responses provided to us were inaccurate. However, we acknowledge that some of our suppliers have yet to completed tracing their respective supply chains to determine all of the SORs which may have supplied conflict minerals.

•	Our executive management team in charge of the Conflict Minerals program was informed of the nature and overall risk of supplier responses received. Management reporting materials were prepared summarizing the results of the risk assessment process.

Step 4: Carry out independent third-party audit at identified points in the supply chain

We do not have any direct relationship with any SORs in our supply chain. Furthermore, we did not perform or direct audits of SORs in 2018. In our due diligence efforts, we will consider utilizing cross-industry initiatives such as those led by the Electronics Industry Citizenship Coalition (EICC) and the Global e-Sustainability Initiative (GeSI) such as the RMI’s Responsible Minerals Assurance Process (RMAP) to conduct smelter and refiner due diligence. In the future, we may also explore other options.

Step 5: Report on supply chain due diligence

In accordance with OECD Guidance and Form SD requirements, this report and the related Form SD are available online at https://www.eni.com/en_IT/sustainability/operating-model/human-rights.page.

Due diligence results

As a downstream consumer of Necessary Conflict Minerals, we rely on our suppliers’ statements and representations to gather information about the SORs that processed the Necessary Conflict Minerals contained in the specific products or components supplied to Eni, the country of origin of our Necessary Conflict Minerals and the mines where they were sourced. Our due diligence covered all of our suppliers of Necessary Conflict Minerals.

Based on the due diligence results, at this stage, we can conclude that all of our suppliers of Necessary Conflict Minerals are fully engaged in tracing their respective supply chains and that based on their responses to our inquiries we are able to identify several SORs that were part of the supply chain of the Necessary Conflict Minerals that we used in the manufacturing process of our Covered Products in 2018. The majority of the identified SORs are included in the list of the of SORS certified as conformant by the RMI’s Responsible Minerals Assurance Process (RMAP). However, two key suppliers have represented to us that they have yet to identify all SORs in their respective supply chains, which may have provided the Necessary Conflict Minerals provided to us, whereas a third supplier, albeit of minor significance to us, has yet to gain a sufficient knowledge of its supply chain.

Accordingly, as of this reporting period, Eni does not have sufficient validated information from its suppliers to determine the facilities used to process, and the country of origin and the mine or location of origin of, the Necessary Conflict Minerals used in products or components supplied to us for use in the manufacturing process of our Covered Products.

Continuous improvement efforts to mitigate risk

We intend to take the following steps to improve the number and quality of supplier responses in the future and to mitigate any risk that the Necessary Conflict Minerals used in our products may benefit armed groups:

•

Continue to work closely with our suppliers to obtain the necessary validated information on the origin of the Necessary Conflict Minerals contained in the products sold to Eni, which we expect will become available as (i) more of our suppliers receive the necessary information from their respective upstream suppliers, and (ii) the RMI’s Responsible Minerals Assurance Process continues to grow and provide more visibility in determining whether manufactured products are sourced from the Covered Countries;

•	work with suppliers who provided responses containing red flags by helping them understand the importance of this initiative to Eni. We will also evaluate disengaging consistently reticent and non-collaborative suppliers;

•	continue to raise awareness both internally and with our high-risk suppliers about Eni’s commitment to fully trace the entire supply chain back to the countries of origin and the mine or location of origin of, our Necessary Conflict Minerals;

•	continue to support responsible in-region mineral sourcing from the Covered Countries in order to not negatively affect the economies of such countries. We will seek not to eliminate conflict minerals originating in the Covered Countries but rather to obtain conflict minerals from sources that do not benefit armed groups in the region;

•	evaluate participation in other joint initiatives based on the literature produced by the Electronics Industry Citizenship Coalition (EICC) and the Global e-Sustainability Initiative (GeSI), which supports the responsible sourcing of minerals through the development of a Conflict-Free Smelter (CFS) program;

•	consider performing a due diligence of any given SOR should our supply chain findings lead to a non-certified SOR;

•	reiterate assessment process of our product portfolio and suppliers to obtain a complete map of Eni’s areas of risks.

Independent audit

In accordance with the guidance set forth in the Updated Statement on the Effect of the Court of Appeals Decision on the Conflict Minerals Rule issued by the Division of Corporation Finance of the Securities and Exchange Commission on April 7, 2017, Eni has not obtained an independent private sector audit of its due diligence process.

Safe harbor statement

Certain disclosures contained herein contain forward-looking statements regarding future events and the future results of Eni that are based on current expectations, plans, forecasts, and projections about Eni’s future due diligence steps and procedures. Words such as "expects", "anticipates", "targets", "goals", "projects", "intends", "plans", "believes", "seeks", "estimates", "evaluates" variations of such words, and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict because they relate to events and depend on circumstances that will occur in the future. Therefore, Eni’s actual results may differ materially and adversely from those expressed or implied in any forward-looking statements. Any forward-looking statements made by or on behalf of Eni speak only as of the date they are made. Eni does not undertake to update forward-looking statements to reflect any changes in Eni’s expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. The reader should, however, consult any further disclosures Eni may make in documents it files with the US SEC.